Exhibit 99.1

The following excerpts are from the transcript of the Liberty Global plc (the “Company,” “we,” “us” or “our”) earnings conference call for the second fiscal quarter of 2019, which began around 9:00 a.m. Eastern Time on August 8, 2019.  The following does not purport to be a complete or error-free statement or summary of such conference call.

Michael T. Fries – Liberty Global plc, Vice Chairman, President & CEO

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As you would have seen yesterday, we announced our first step with a $2.5 billion modified Dutch auction tender. And this represents about 24% of our cash before completion of the Swiss transaction and roughly 13% of our outstanding shares.
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Now we’ve used Dutch auction tenders effectively on several occasions in the past. Some of you may remember. We like this approach. It gives us significant flexibility in how we size and price repurchases, and it’s easy and efficient to execute. The plan is to launch formally on Monday next week and to close in 20 business days thereafter. The current expected price range was set off of yesterday’s close and is expected to be $25.25 to $29 for up to $625 million of Class A shares and $24.75 to $28.50 for up to $1.87 billion worth of Class C shares. Now of course, we may consider additional tender offers down the road or we may return to open market purchases or we may do neither. We’ll make those decisions based on a number of factors, both internal and external at that time.

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So it’s our view that these Dutch auction tenders are efficient. You can launch them and be done in 20 business days. We’re not suggesting this is the only one. We’ll see what happens to the market or alternative uses of capital.

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So my goal here, for shareholders who are going to be long-term shareholders, is to acquire shares at the most efficient price that we can acquire them. At this point, this is all we’ve got going on. And so I don’t anticipate quarterly updates on our “tender offer activities.” But if we are to launch additional tenders down the road, you’re likely not to know about that until we do it. I mean that’s kind of how it works. So I don’t believe this is something that we’re going to discuss on a quarterly basis. I think we’re going to look at how this particular transaction performs and our ability to efficiently acquire more of a company we believe in, and then we’ll make decisions. We will be looking at it, of course, quarterly and making decisions about how best to utilize capital on a quarterly basis. But I don’t know that we’ll be signaling to you in our earnings call every quarter exactly what we may or may not do just as we didn’t signal to you up until this particular tender what we were going to do because we’re still evaluating those options real time.

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We’re excited about getting the tender launched formally on Monday. Stay tuned for that paperwork and those details.

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Forward-Looking Statements and Disclaimer

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to strategies, future growth prospects and opportunities of the Company; expectations with respect to our rebased OCF growth, our Adjusted FCF and our P&E additions; expectations with respect to the intended tender offers, including the aggregate amount of Class A and Class C ordinary shares that we expect to offer to purchase in the tender offers, the expected price ranges, and whether we actually commence and consummate the tender offers as planned or at all; the anticipated regulatory approval and closing of the Sunrise transaction; anticipated growth and opportunities in the U.K.; decisions regarding our capital allocation; expectations with respect to the development, launch and benefits of our innovative and advanced products and services, including the rollout of 1 Gbps speeds; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies’ and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this communication. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

This communication is for informational purposes only, is not a recommendation to buy or sell the Company’s ordinary shares, and does not constitute an offer to buy or the solicitation to sell the Company’s ordinary shares. The tender offers described in this communication have not yet commenced, and there can be no assurances that the Company will commence the tender offers on the terms described in this communication or at all. The tender offers will be made only pursuant to the Offer to Purchase, the Letters of Transmittal and other related materials that the Company expects to file with the SEC upon commencement of the tender offers. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTERS OF TRANSMITTAL AND RELATED MATERIALS (AND ANY AMENDMENT OR SUPPLEMENT THERETO) IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFERS, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. If and when the tender offers are commenced, shareholders will be able to obtain a free copy of the tender offer materials (including the Offer to Purchase, the Letters of Transmittal and other related materials) that the Company will be filing with the SEC at the SEC’s website at www.sec.gov. In addition, if and when the tender offers are commenced, the Company will provide contact information for shareholders if they should have any questions or need assistance.